First PacTrust Bancorp Announces Common Stock Dividend

Irvine, Calif. (June 4, 2013) – First PacTrust Bancorp, Inc. (NASDAQ: BANC), the multi-bank holding company for PacTrust Bank and Beach Business Bank, today announced that the Board of Directors has declared a quarterly cash dividend of $0.12 per share on its outstanding common stock. The dividend will be payable on July 1, 2013 to shareholders of record as of June 17, 2013. Based upon the trading price as of June 3, 2013 of $13.48, this cash dividend results in an annualized dividend yield of 3.56 percent.

This will be the ninth cash dividend that is subject to First PacTrust Bancorp’s Dividend Reinvestment Plan (DRIP). All registered shareholders participate in the DRIP program unless an “opt-out” form is submitted to First PacTrust Bancorp’s transfer agent, Registrar and Transfer Company. Participants in the DRIP program are able to convert the value of their cash dividend into the direct purchase of stock from the Company at a 3% discount from the applicable market price.

About First PacTrust Bancorp

Based in Irvine, Calif., First PacTrust Bancorp, Inc. is the $2.0 billion holding company of PacTrust Bank and Beach Business Bank which together operate branch locations in Los Angeles, Orange, San Diego and Riverside counties and loan production offices in California, Arizona, Oregon, Washington and Montana.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Investor Relations Inquiries:

First PacTrust Bancorp, Inc.

Richard Herrin, 949-236-5300